EXHIBIT 2.1

                           STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT is dated this 30th day of July 1999, by and between ALPNET Nederland B.V., an indirect wholly owned subsidiary of ALPNET, Inc. (the "Purchaser"), and ALPNET, Inc., a Utah corporation ("ALPNET"), and KONINKLIJKE MACHINEFABRIEK STORK B.V., a Dutch legal entity (the "Seller" or "KMS"), STORK N.V., a Netherlands corporation ("STORK"), and Technical Publications Services (TPS) B.V., a Dutch legal entity ("TPS").

                            R  E  C  I  T  A  L  S:
                            -  -  -  -  -  -  -  -

     A. STORK is the sole owner of all of the issued and outstanding stock of Seller. Seller is the sole owner of all of the issued and outstanding stock of TPS. TPS was virtually emptied of employees and business several years ago, and until recently, TPS had only 2 employees and one client.

     B. The business unit of KMS known as "Stork TPS" has been transferred into TPS for purposes of this transaction. The primary business of Stork TPS, and now TPS, is in the area of language translation, industrial technical documentation and related services. It is TPS, now containing the employees, customers and assets of Stork TPS, that Purchaser desires to acquire.

     C. Seller desires to sell and Purchaser desires to acquire all of the outstanding stock of TPS on the terms and conditions herein set forth.

     NOW, THEREFORE, in consideration of the mutual covenants, obligations and representations set forth herein, the parties agree as follows:


SECTION 1. AGREEMENT FOR SALE AND PURCHASE, TERMS OF THE TRANSACTION
--------------------------------------------------------------------

     1.1.  Purchase Price.  Upon the terms and conditions as set forth in
           --------------
this Agreement, Seller herewith sells to Purchaser, and Purchaser herewith buys from Seller, all of the issued and outstanding shares of stock of TPS, numbered 1 up to and including 40 with a nominal value of NLG 1,000 each, (the "TPS Shares") and each right attaching to the TPS Shares. The purchase price for the TPS Shares (the "Purchase Price") shall consist of (i) Three Million (3,000,000) shares of ALPNET, Inc. common stock (the "ALPNET Shares") which shall be delivered by Purchaser on the Execution Date and (ii) the assumption of a liability owed by TPS to KMS at the Execution Date in the approximate amount of NLG 1,220,000.

     1.2.  Additional Purchase Price.  Upon the first anniversary of this
           -------------------------
Agreement, if the average of the closing bid and closing ask price per share (the "Average Price") of ALPNET is below $2.50, then Purchaser will issue as an additional Purchase Price to Seller 12,000 common shares of ALPNET common stock for each $0.01 shortfall, up to a maximum of 1,800,000 shares (the "ALPNET Anniversary Shares"). The Average Price shall be based on the previous ten days trading as reported by NASDAQ.

     1.3. Risk. As from the Execution Date, the risk, rights and obligations
          ----
attached to the TPS Shares shall be for the account and at the risk of the Purchaser.

     1.4. Benefits. All dividends and other distributions on the TPS Shares up
          --------
to the Execution Date are for the benefit of Seller, all dividends and other distributions not yet declared and/or paid on Execution Date shall pass to the benefit of Purchaser.

SECTION 2. PAYMENT AND EXECUTION
--------------------------------

     2.1  Transfer of Shares. The transfer of the TPS Shares shall take place
          ------------------
through the execution of a notarial deed of transfer for the TPS Shares before a neutral Dutch notary (the "Execution"), as required by Dutch law, on or before 31 July 1999 (the "Execution Date"), or on such a later date as parties may mutually agree upon, subject to payment of the Purchase Price in the form of delivery of the ALPNET Shares, as further described hereunder.

          2.1.1. Power of Attorney.  Seller and Purchaser give an irrevocable
                 -----------------
power of attorney to the (prospective) Civil Law Notaries, both jointly and individually, to sign and execute the aforementioned deed of transfer on their behalf and to sign and execute all and any documents required or necessary in connection with the foregoing.

          2.1.2  Obligations of TPS.  TPS agrees that:
                 ------------------

                 (A) it will acknowledge the transfer of the TPS Shares;

                 (B) it will give an irrevocable power of attorney to the Civil Law Notaries to acknowledge the transfer on its behalf in the notarial deed, and to sign and execute all and any documents required or necessary in connection with the foregoing; and

                 (C) it will take all necessary steps to ensure that the transfer of the TPS Shares is registered in the Shareholders' Register of TPS and that it will acknowledge such registration.

          This Agreement is co-signed by TPS in acceptance of the obligations mentioned in this clause.

          2.1.3. Obligations of Purchaser.  At the Execution Date, the
                 ------------------------
Purchaser shall deliver the ALPNET Shares to Seller by delivery of the stock certificates representing the ALPNET Shares. ALPNET shall procure registration of the sale and transfer of the ALPNET Shares in the shareholders register of ALPNET.

     2.2  Restricted Shares.  The ALPNET Shares and the ALPNET Anniversary
          -----------------
Shares issued to Seller will be unregistered, restricted common shares, and resale thereof will be subject to the provisions of the U.S. Securities Act of 1933 (the "Securities Act"), including Rule 144, which provides in part that restricted shares cannot be sold into the public market for a period of at least 12 months their issuance, and the sale must comply with certain rules which cover when and under what terms such shares can be sold. ALPNET, as "issuer," shall use its best efforts to take all actions that may be required as a condition to the availability of Rule 144 under the Securities Act (or any successor exemptive rule hereinafter in effect). ALPNET shall furnish to Purchaser and/or Stork, upon request, a written statement executed by ALPNET as to the steps it has taken to comply with the public information requirements of Rule 144.

SECTION 3. CONDITIONS TO EXECUTION
----------------------------------

     The obligation of the Parties to execute this Agreement on the Execution Date is subject to the satisfaction or waiver of the following conditions:

     3.1. No provision of applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing;

     3.2. Seller and Purchaser shall have obtained all required approvals;

     3.3. The transfer of the business unit known as Stork TPS shall have been made from KMS to TPS and all related transfers and transactions shall have taken place. Attached hereto as Exhibit 3.3 is a true and correct copy of the transfer/purchase agreement between KMS and TPS.

     3.4. The Sellers and Purchasers shall have given all required governmental notifications;

     3.5. Completion of the proper procedure in conformity with the Act on the Works Council ("Wet op de Ondernemingsraden"); and

     3.6. Compliance with the provisions of the Netherlands Merger Code ("SER-
                                                                          ---
     besluit Fusiegedragsregels"), to each of the parties'satisfaction.
     ---------------------------

SECTION 4. MANAGEMENT
----------------------

     4.1  Mr. Ros.  Seller and Purchaser agree that, with effect at the
          -------
Execution Date, Mr. Jacobus Marinus Ros shall be dismissed and discharged as a supervisory director of TPS without payment of any compensation.

     4.2  Mr. Botter.  Seller and Purchaser agree that, with effect at the
          ----------
Execution Date, Mr. Bertus Botter shall be dismissed and discharged as financial director of TPS with termination of his proxy without payment of any compensation.

     4.3  No Rights   Seller confirms that neither it nor any other financial
          ---------
or supervisory director of TPS holds any rights whatsoever against TPS by virtue of its or their past, and hereby discharges Purchaser, ALPNET and TPS in full from any obligation in such respect.

     4.4  Indemnification.  Seller shall indemnify and hold harmless Purchaser
          ---------------
and ALPNET against any and all damages, losses, liabilities, obligations, claims or deficiencies of any kind or nature, whether absolute, accrued, contingent or otherwise, arising out of the dismissal and discharge of Mr. Ros and/or Mr. Botter as contemplated by this Section 4.

SECTION 5. REPRESENTATION AND WARRANTIES OF SELLER
--------------------------------------------------

     5.1  Representations and Warranties of Seller.  As an inducement to
          ----------------------------------------
Purchaser to enter into and perform this Agreement and in consideration of Purchaser's covenants herein contained, on the Execution Date Stork and Seller each represents, warrants and certifies to Purchaser and ALPNET that the following statements are true, correct and complete as follows:

          5.1.1  Properly Qualified. TPS is duly organized, validly existing and
                 ------------------
in good standing under the laws of The Netherlands and is authorized and qualified to own and operate its properties and assets and conduct its business, including but not limited to the business unit known as Stork TPS, in all jurisdictions where such properties and assets are owned and operated and such business is conducted, except where the failure to so qualify would not have a material adverse effect on the business of TPS.

          5.1.2. Ownership.  Seller is the sole owner of the TPS Shares, both
                 ---------
of record and beneficially, and has good and marketable title thereto free and clear of all liens, pledges and encumbrances of any kind whatsoever, including any put, call, buy-sell or other options.

          5.1.3  Complete Stock of TPS.  The TPS Shares constitute validly
                 ---------------------
authorized and issued common voting stock of TPS and are fully paid and non-assessable, and that the TPS Shares represent 100% of all of the issued and outstanding stock of TPS.

          5.1.4  Financial Statements.  The financial statements consisting of
                 --------------------
the audited 1998 profit and loss account and the 1998 balance sheet of TPS (the "Audited Financial Statements"), the 1998 normalized financial statements (also part of the Audited Financial Statements) and the 1999 forecast financial statements (the "Financial Statements") as attached as Exhibit 5.1.4, on which the valuation of the TPS Shares is based, are complete, accurate and fairly present the financial condition of TPS as of the date thereof and the results of its operations. The Audited Financial Statements are in conformance with Dutch generally accepted accounting principles consistently applied. To the best of their knowledge, the Audited Financial Statements and the Financial Statements are complete and accurate. With respect to the 1999 forecast financial statements, Seller and Stork clearly state for the avoidance of doubt that no guarantees are given for any future results of TPS.

          5.1.5  No Undisclosed Known Liabilities.  Except as set forth on
                 --------------------------------
Schedule 5.1.5 of the TPS Disclosure Schedules attached hereto, there are no material known liabilities or obligations of TPS, either fixed or contingent, that are not fully and accurately reflected in the Financial Statements other than contracts or obligations in the ordinary and usual course of business; and no such contracts or obligations in the usual course of business constitute liens or other liabilities which, if disclosed, would materially alter the financial condition of TPS as reflected in the Financial Statements unless otherwise disclosed in writing by Seller to Purchaser prior to execution of this Agreement.

          5.1.6. Transfer from KMS to TPS. TPS owns and holds all right, title
                 ------------------------
and interest in and to the assets set forth in the Financial Statements free and clear of any and all liens, pledges, encumbrances and claims of any kind whatsoever, and the transfer of such assets from KMS to TPS as mentioned in
Section 3.3 has been duly documented and done in compliance with all applicable laws, regulations, and ordinances. Seller has provided to Purchaser all relevant information and documentation regarding KMS' transfer of the TPS business unit into TPS as requested by Purchaser as part of its due diligence.

          5.1.7  Intellectual Property.  Except as set forth on Schedule 5.1.7
                 ---------------------
of the TPS Disclosure Schedules attached hereto, TPS owns and holds all right, title and interest in and to its intellectual property, including but not limited to, trade names, trademarks, service marks, copyrights, inventions, processes, systems, products, projects, developments, technology, know-how, trade secrets, and the computer software technology that Purchaser and ALPNET seeks to acquire through the acquisition of TPS, free and clear of all liens, pledges, encumbrances and claims of any kind whatsoever.

          5.1.8  Customer and Business Transition.  In order to assure an
                 --------------------------------
orderly transition of the business of TPS from Seller to Purchaser, Seller shall
(i) render reasonable assistance to Purchaser, as reasonably requested by Purchaser, including but not limited to joint contacts with TPS customers, and
(ii) obtain the consent of customers under contract with KMS for TPS to be substituted in place of, and be the successor to, KMS in all such customer contracts.

          5.1.9.  Leases.  TPS enjoys exclusive, peaceful and undisturbed
                  ------
possession of its current facility under a lease contract with Seller and this lease contract is valid and enforceable in accordance with its terms, and to the knowledge of Stork and Seller, no party thereto is in default thereunder. A copy of the current lease agreement for the existing TPS' facility between TPS and KMS is attached hereto as Exhibit 5.1.9(A). Attached hereto as Exhibit 5.1.9(B) is a copy of the lease agreement for the Boxmeer office.

          5.1.10. Inventory.  All finished goods, raw materials, merchandise,
                  ---------
stock in trade, maintenance supplies and other inventory used in the business of TPS are accurately reflected in the Financial Statements.

          5.1.11. Licenses.  With respect to the applicable standard computer
                  --------
software currently being used by TPS and which will continue to be used by Purchaser after the Execution Date, Seller shall procure that the licenses will be transferred to TPS as soon as possible after the Execution Date. Purchaser shall cease using the Financial Stork Systems (FSS) as of the Execution Date. A license to use the FSS will not be transferred to TPS. Purchaser shall be allowed the use of Seller's PIUS-O system through 31 December 1999, as specified on Exhibit 5.1.11.

          Seller and/or Stork represent and warrant that they will be responsible for any and all liabilities or obligations of Seller arising out of any wrongful or unlawful violation or infringement of any proprietary or intellectual property right of any person or entity occurring on or prior to the Execution Date.

          5.1.12  No Pending Litigation.  Neither Stork, Seller nor TPS are
                  ---------------------
involved in any pending litigation or arbitration or governmental investigation or proceeding, including but not limited to any litigation or actions regarding labour, social security, or pension conflicts, patent or trademark infringement, not reflected in the Financial Statements, or otherwise set forth on Schedule
5.1.12 of the TPS Disclosure Schedules attached hereto. To the best knowledge of Stork, Seller and TPS, no litigation, claims, assessments, or governmental investigation or proceeding is threatened against Seller or TPS. Seller and/or Stork represent and warrant that they will be responsible for any and all debts, expenses, obligations or liabilities of Seller arising out of any claim for personal injury (including worker's compensation, employer's liability or otherwise), property damage, or product liability, where the injury occurred prior to the Execution Date (whether or not any claim is then asserted).

          5.1.13  Taxes and Governmental Compliance.  Except as disclosed on
                  ---------------------------------
Schedule 5.1.13 of the TPS Disclosure Schedules attached hereto, TPS has filed, or obtained appropriate extensions for filing, all Dutch, governmental, local and other related tax returns and reports, due or required to be filed by Seller and/or TPS (including VAT, returns and employment-related reports) on or prior to the date of the Financial Statements with respect to all taxes withheld by or imposed upon KMS and/or TPS. TPS has paid or accrued all taxes or assessments which have become due since the date of the Financial Statements or has filed extensions with regard thereto. TPS has adequately provided for any and all tax liabilities accrued but not yet payable, and such provisions are accurately reflected on the Financial Statements. With respect to wage taxes, TPS has agreed in advance in writing cost charge arrangements with the Dutch Revenue authorities. TPS is, as of the Execution Date, in full compliance with all Dutch laws and regulations, statutes, ordinances, and regiments for the proper continuance of a Dutch corporation, and there are no material questions of taxation which are, as of the Execution Date, the subject of dispute with any taxing authority. "Tax" or "taxes" as used herein shall mean all taxes, social security contributions and levies, including but not limited to, corporate income tax, wage tax, national insurance contributions and employee insurance premiums, value added tax, import and excise duties, capital tax and transfer tax, dividend withholding tax, insurance tax, and all interest on levies and collection and fines and other costs related thereto, due or payable to any public or similar body.

          Upon Closing, Seller shall inform the tax inspector that TPS is no longer part of the fiscal unity of Seller (for VAT purposes).

          As a consequence of the transfer of the TPS Shares, TPS will leave the fiscal unity of STORK for Corporate Income Tax purposes as per January 1st 1999. STORK agreed with the Dutch Revenue that with respect to the transfer of the TPS Shares the anti abuse rule (standard condition no. 16 of the fiscal unity conditions) will not apply for KMS. The consequences hereof for TPS are, that in the fiscal balance per January 1, 1999 of KMS, the regular fiscal values are shown, and that the TPS-assets have been transferred (as meant in Article 5.1.6) from KMS to TPS for the consistent fiscal book value. To prevent any misunderstanding, the fiscal book value of the TPS assets does not include the amount of goodwill Purchaser and ALPNET shall pay as part of the Purchase Price. TPS has committed itself to the agreement with the Dutch Revenue and as a consequence thereof shall not be allowed to claim any goodwill amortisation with respect to the transfer of the assets from KMS to TPS.

          Stork has claimed in time for the exemption of capital tax (based on article 37 Wet op belastingen van rechtsverkeer), regarding the transfer of the business unit Stork TPS from KMS to TPS. As a consequence of not applying the above mentioned anti-abuse rule (condition no. 16) for the Corporate Income Tax, the difference between net asset value and market value of the business unit Stork TPS, will not lead to any increase in equity nor activated goodwill in TPS for Corporate Income Tax purposes.

          Seller shall be responsible for any and all debts, obligations or liabilities of Seller for income, sales, use, transfer taxes or assessments (including interest and penalties thereon, if any) of any kind whatsoever arising from, based upon or related to the sale, transfer or delivery of the TPS Shares to ALPNET and the transfer of the assets from KMS to TPS pursuant to this Agreement.

          5.1.14.  Labour and Employment.  Attached hereto as Exhibit 5.1.14(A)
                   ---------------------
is a list of KMS employees that have had their employment transferred from KMS to TPS due to the transfer of the activities of the business unit Stork TPS from KMS to TPS as described in Section 5.1.6 (collectively the "TPS Transferred Employees"). Exhibit 5.1.14(A) fully and accurately sets forth the compensation details for each TPS Transferred Employee. Each TPS Transferred Employee has been transferred to TPS at the same compensation details as set forth on Exhibit 5.1.14(A).

          Attached hereto as Exhibit 5.1.14(B) is a list of current TPS employees (Saunders, and Schooltink) (collectively the "TPS Current Employees") who have not had their employment transferred from KMS to TPS. Exhibit 5.1.14(B) fully and accurately sets forth the compensation details for each TPS Current Employee. The TPS Transferred Employees and the TPS Current Employees are collectively referred to herein as the "TPS Employees".

          Attached hereto as Exhibit 5.1.14(C) is a list of temporary employees currently working for TPS pursuant to agreements entered into between TPS and certain labour agencies.

          As part of Purchaser's due diligence, Seller has previously delivered to Purchaser the "internal company regulations" and all other general labour conditions which are applicable to the TPS Employees, both the employees to which the Grafimedia CAO is applicable as well as the employees to which the CAO in de Metaal-en Elektrotechnische Industrie or the CAO voor het hoger personeel in de Metaal-en Elektrotechnische Industrie is applicable.

          All of the material information related to the TPS Employees disclosed in connection with this transaction is complete and accurate, and Seller accepts all risks and liabilities associated with outdated or incomplete employment contracts of the TPS Employees.

          Seller represents and warrants that it will be solely responsible for any and all debts, obligations, claims or liabilities arising out of the dismissal of Mr. H. Visscher on 1 August 1999, or his prior employment by Seller.

          Except as disclosed on Schedule 5.1.14 of the TPS Disclosure Schedules attached hereto, the Audited Financial Statements fully and accurately reflect, in accordance with Dutch GAAP, all employment or labor-related obligations and liabilities of TPS and all such obligations and liabilities relating to the TPS Employees.

          Seller and TPS shall not have incurred or made a commitment to pay any extraordinary expenses ("Extraordinary Expenses") including, but not limited to, consulting fees, directors' fees, bonuses, severance payments to employees or any amounts paid to affiliated companies that are not disclosed to Purchaser or are not reflected on the Financial Statements or any Schedule to this Agreement.

          KMS and TPS are each in compliance with all applicable Dutch and local laws and regulations regarding or relating to the payment of wages, salaries and any applicable collective bargaining agreement ("CAO"), which are (i) Grafimedia CAO and its associated pension plan, (ii) the CAO in de Metaal-en Elektrotechnische Industrie, and (iii) the CAO voor het hoger personeel in de Metaal en Elektrotechnische Industrie 1998/2002, and the regulations of the Stork Pensioenfonds, pre-pension plans SUM (Stichting Uittreden Metaalindustrie), early retirement benefit (vroegpensioenregeling) and SUMO (Stichting Uittreden Metaalindustrie Overgangsregeling), relating to the TPS Employees.

          From and after closing, Seller, Purchaser and ALPNET will cooperate fully, work together, and take all actions necessary to insure that the TPS Employees and their pension plans will be legally and fully transferred and accepted into the CAO in de Metaal-en Elektrotechnische Industrie inzake vervroegd uittreden 1998/2002, the CAO in de Metaal-en Elektrotechnische Industrie inzake vervroegd uittreden 1998/2002 in combinatie met vroegpensioen, and/or accepted by the Stichting Vroegpensioenfonds voor de Metaal-en Elektrotechnische Industrie, as soon as possible following the Execution Date. Seller and/or STORK represent and warrant that they will be responsible for all debts, obligations or liabilities for any pre-pension, early retirement benefits, SUM, SUMO, or pension plan resulting from not succeeding to have the TPS Employees and their pension plans legally and fully transferred and accepted into the CAO in de Metaal-en Elektrotechnische Industrie inzake vervroegd uittreden 1998/2002, the CAO in de Metaal-en Elektrotechnische Industrie inzake vervroegd uittreden 1998/2002 in combinatie met vroegpensioen, and/or accepted by the Stichting Vroegpensioenfonds voor de Metaal-en Elektrotechnische Industrie. Purchaser will refrain from taking any action that might harm the position of Seller and/or STORK in this respect or from changing the industrial profile of TPS.

          The Grafimediapension scheme shall not be transferred into another pension scheme after the Execution Date.

          It is the intent of the parties (without compromising Seller's and/or STORK's obligations set forth herein) that those TPS Employees whose pension schemes are covered by Stork Pensioenfonds shall remain within the Stork Pensioenfonds. However, if those pension schemes should be transferred, after the Execution Date, to another pension fund scheme, Stork and/or Seller represent and warrant that the transferred pension schemes will be fully funded by Seller as of such transfer date. Seller and/or Stork also represent and warrant that there will be no "back service" liabilities or obligations existing at the moment of said transfer.

          Seller and/or Stork represent and warrant that, and shall hold Purchaser harmless therefrom, all due pension premiums and due debts, obligations or liabilities arising our of the labour conditions, individual labour agreements, the internal company regulations of Seller and TPS and the collective bargaining agreements applicable to the TPS Employees are paid for or properly provided for in the Financial Statements.

          Seller and/or STORK herewith indemnify and hold Purchaser, TPS and/or ALPNET harmless against any claim from TPS Employees arising out of the STORK Winstafhankelijke Uitkering ("S.W.U."). Purchaser shall refrain from any action that might harm the position of Seller and/or STORK in this respect. For information purposes, representatives of ALPNET and KMS have met with the trade unions and offered to have the TPS Employees be eligible for participation in ALPNET's employee stock option plan immediately following the Execution Date.

          5.1.15. Environmental Matters.  Neither Stork nor KMS has received
                  ---------------------
notice of any violation of, liability under or investigation relating to any Dutch, provincial or local environmental or pollution law, regulation or ordinance with respect to assets now or previously owned or operated by KMS that have been transferred to TPS, specifically including, but not limited to, the print shop and its related printing business, that could endanger or affect the continuance or running of the business unit known as Stork TPS and that has not been fully and finally resolved. TPS has all permits, licenses and other authorizations which are required under any Dutch, provincial or local environmental or pollution law, regulation or ordinance with respect to pollution or protection of the environment ("Environmental Laws") relating to assets now owned or operated by TPS, including Environmental Laws relating to actual or threatened emissions, discharges or releases or pollutants, contaminants or hazardous or toxic materials or wastes ("Pollutants"), have been obtained and are effective. To the knowledge of Stork and KMS, no conditions exist on, in or about the properties now leased by TPS or any third-party properties to which any Pollutants generated by KMS or TPS were sent or released that could expose TPS to liability under any Environmental Laws, claims by third parties under Environmental Laws or under common law or the occurrence of costs to avoid any such liability. or claim. KMS and Stork, jointly and severally, specifically indemnify Purchaser against any and all costs relating to any pollution or contamination, including soil pollution or contamination, existing prior to or on the Execution Date.

          5.1.16  No Conflict.  The execution of this Agreement will not
                  -----------
materially violate or breach any provision of KMS' or TPS' articles of association or any law, regulation, agreement, contract, or commitment to which TPS or Seller are a party. All contracts to which TPS is a party are in full force and effect.

          5.1.17. Year 2000. Seller represents and warrants that timely steps
                  ---------
have been taken according to TPS' internal "Plan van Aanpak" to prevent the occurrence of problems in TPS' activities due to the Y2K -issue and that could cause problems with deliveries to TPS' customers. Attached hereto as Exhibit
5.1.17 is the most current Y2K status report prepared by Seller in accordance with its Plan van Aanpak (the "Report").

          5.1.18  Authorization and Governmental Approval.  Seller is duly
                  ---------------------------------------
authorized and empowered to execute this Agreement, and Seller has obtained consent for the sale of the TPS Shares from all necessary governmental agencies, customers, and clients, where applicable. If the consent of a client or customer is still not given on the Execution Date, KMS shall give its full effort to obtain consent as soon as is possible.

          5.1.19  Access to Information.  Seller has had access to such
                  ---------------------
financial and other information as Seller deems necessary to make a fully-informed decision as to the sale of the TPS Shares for the ALPNET Shares and has had the opportunity to verify any such information as Seller deems appropriate and has had the opportunity to have legal counsel of Seller's choosing.

          5.1.20  Investment Purposes.  Seller is acquiring the ALPNET Shares
                  -------------------
for its own account for investment only and not with a view to, or for resale in connection with, any public distribution of such securities in violation of the U.S. Securities Act of 1933. Seller has, or as of the Execution Date will have, obtained from the

Purchaser all financial and other information to its satisfaction concerning the business and operations of the Purchaser. Based on Seller's knowledge and experience in business and financial matters, and on Seller's intimate knowledge of TPS and the Purchaser and its operations, Seller represents that it is capable of evaluating the merits and risks of the investment in Purchaser.

          5.1.21  Confidentiality and Non-Disclosure.  Seller has previously
                  ----------------------------------
entered into a Confidentiality and Non-Disclosure Agreement, and shall continue to be bound by the terms of that agreement following the Execution pursuant to its terms.

          5.1.22  Disclosure.  No representation or warranty of Seller and/or
                  ----------
Stork made hereunder or in the Schedules or in any certificate, statement or other document delivered by or on behalf of Seller hereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. Copies of all documents referred to herein or in the Schedules have been delivered or made available to Purchaser or its advisers, are true, correct and complete copies thereof, and include all amendments, supplements or modifications thereto or waivers thereunder.

          Except as expressly set forth in this Agreement and the Schedules, or in the Financial Statements, or in the certificates or other documents delivered pursuant hereto or specifically disclosed to Purchaser, Seller has no knowledge of any facts which will or may reasonably be expected to have any material adverse effect on the value of the assets, properties, business or goodwill of TPS, or upon any of its prospects or earning power.

          5.1.23. No Adverse Change.  Since  the date of the Audited Financial
                  -----------------
Statements, there has not been with respect to the assets, employees or business of TPS any material adverse change not specifically disclosed to Purchaser by Seller that would have a material adverse effect on the continued business and operation of TPS by Purchaser.

          5.1.24. Preferred Vendor Status.  For a period of two years from and
                  -----------------------
after the Execution Date, Seller and Stork shall give Purchaser "preferred vendor status" for providing printing, translation, technical documentation and IT services related to industrial information to Seller and Stork. The work currently being done by TPS for Seller and/or Stork shall continue uninterrupted following the Execution. Printing, translation, technical documentation and IT services related work currently being done by other Stork-related companies or other external third-party companies for Seller and/or Stork shall continue uninterrupted following the Execution. For purposes of this Agreement, "preferred vendor status" shall mean that Seller and Stork are free to use other vendors only if Purchaser is not able to deliver market conforming services at recognized market rates.

     5.2  Liability of Seller and Stork.  The Seller and Stork each represent
          -----------------------------
that each of the representations and warranties as set forth in Section 5.1 are true, complete and accurate at the date of signing of this Agreement, except as expressly otherwise set forth with respect to any such representations or warranties.

     In the event that any of the representations and warranties prove to be untrue, incomplete or inaccurate, Seller and Stork, as a sole and only remedy, shall be liable for and shall indemnify Purchaser, against and hold harmless from any and all damage, loss, liability, costs and expenses resulting therefrom and take such actions or make such payments as to restore the situation as it would have been if all the statements as set forth in Section 5.1 had been true, complete and accurate.

     Claims as regards representations and warranties shall be notified by Purchaser to Seller in writing.

     Seller shall not have any liability with respect to any claim made by Purchaser in relation to this Agreement and the transaction(s) described therein made after 18 months from the Execution Date, except for social security and pension liabilities which specific liabilities shall be continuing liabilities. The aforementioned liability arising out of the Agreement shall be limited in any case to the maximum number of ALPNET Shares Seller has acquired pursuant to
Section 1.1 (Purchase Price) and to the ALPNET Anniversary Shares Seller has acquired pursuant to Section 1.2 (Additional Purchase Price). Seller may satisfy any claim against it by returning to Purchaser such number of the ALPNET Shares as shall have a then current fair market value equal to the amount of such claim. The current fair market value shall be based on the average closing price for the ALPNET Shares reported by Nasdaq for the 5 trading days immediately prior to such repayment. Seller shall not be liable for any indirect and/or consequential damages, unless due to gross negligence or willful misconduct of Seller.

     Purchaser agrees to give notice as soon as practicable to Seller of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought. Purchaser shall make available to Seller all such information and reasonable assistance as may be requested by Seller to the extent necessary for the purpose of avoiding or contesting any such claim. Seller may, and, at the request of Purchaser, shall participate in and control the defense of any such suit, action or proceeding at its own expense, provided, however, that if requested by Purchaser, the Seller shall not take any actions in connection with the defense of any such suit, action or proceeding without the prior approval of Purchaser. With regard to disputes on taxes and/or VAT, Seller will have the right to defend its position in direct contact with the relevant Tax Revenue.

     5.3  Liability of Purchaser. Purchaser and ALPNET covenants and agrees with
          ----------------------
Seller to reimburse and indemnify and hold Seller harmless from, against and in respect of the following:

          5.3.1 Any and all damage, loss, liability, claim or deficiency incurred by Seller resulting from, or which exists or arises due to, any untruth, inaccuracy, breach or omission of, from or in, the representations and warranties made to Seller herein; or any non-fulfillment of any covenant or agreement of Purchaser and/or ALPNET under this Agreement; or from any untruth, inaccuracy, breach or omission of, from or in, any representation or warranty made by Purchaser and/or ALPNET pursuant to this Agreement; including any liabilities and obligations of Seller that Purchaser and/or ALPNET expressly assume pursuant to this Agreement; and

          5.3.2 Any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable audit and legal fees) incurred by Seller resulting from the circumstances described in Paragraph 5.3.1 above.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF PURCHASER
------------------------------------------------------

     6.1  Representations and Warranties of Purchaser.  As an inducement to
          -------------------------------------------
Seller to enter into and perform this Agreement and in consideration of Seller's covenants herein contained, on the date hereof and the Execution Date Purchaser represents, warrants and certifies to Seller as follows:

          6.1.1  Capacity.  Purchaser is a business entity duly organized,
                 --------
validly existing, and in good standing under the laws of the Netherlands, with all requisite power, authority, and permits to carry on its business and to own, lease, and operate its properties used in connection therewith. Upon its execution and delivery by Purchaser, this Agreement shall be a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms.

          6.1.2  No Conflicts.  The execution, delivery and performance of this
                 ------------
Agreement by Purchaser does not conflict with or violate any other agreement or commitment by which Purchaser is bound.

          6.1.3  Government Approvals.  No filing or registration with, or
                 --------------------
permit, authorization, consent, approval or order of, any governmental or regulatory authority is required for the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby.

          6.1.4  ALPNET Current in Filings.  As of the Execution Date,
                 -------------------------
Purchaser's public disclosure filings (Annual Report, Form 10-K, Forms 10-Q, Proxy Statement) made pursuant to the rules and regulations of the U.S. Securities and Exchange Commission contain all of the material intended to be disclosed, and contain a complete representation of the status of ALPNET for the periods presented.

     6.2  Survival of Representations and Warranties.  Each of the
          ------------------------------------------
representations and warranties set forth in this Section 6 shall be true and correct at and as of the Execution Date, with the same force and effect as though made at said time, except for the effect of events or changes approved in writing by Seller. The representations and warranties of Purchaser contained in this Section 6 shall be deemed continuing representations and warranties and shall survive the Execution. Purchaser shall indemnify and hold Seller harmless against any loss or liability, damage, cost, attorneys' fees, disbursements, court costs, penalties, interest, punitive damages, consequential damages, fines, taxes, or other loss of any nature resulting from, or arising out of, a breach of the representations and warranties of Purchaser set forth in this
Section 6.

     6.3  Confidentiality and Non-Disclosure.  Purchaser has previously entered
          ----------------------------------
into a Confidentiality and Non-Disclosure Agreement, and Purchaser shall continue to be bound by the terms of that agreement following the Execution pursuant to its terms.

SECTION 7. COVENANTS AND AGREEMENTS OF THE PARTIES
--------------------------------------------------

     On or before the Execution Date:

     7.1  Delivery of Corporate Records, Books, Etc. Seller shall have delivered
          -----------------------------------------
to Purchaser all of the items described in Schedule 7.1 attached hereto, all other books and records of TPS, and all of the information, exhibits and other items to be delivered by Seller pursuant to this Agreement.

     7.2  Loan from Stork to ALPNET.  Stork and ALPNET shall have negotiated and
          -------------------------
entered into an agreement, in a form substantially similar to Exhibit 7.2 attached hereto, whereby Stork shall loan to ALPNET as of Execution the sum of One Million Seven Hundred Thousand Dutch Guilders (NLG1,700,000) for a period of one year.

     7.3  Accounting Services.  Seller will not provide accounting services for
          --------------------
TPS for Purchaser, but will supply the PIUS-O support as mentioned in Section
5.1.11 against payment by TPS or Purchaser of NLG. 5,000 per month. Purchaser shall also be entitled to use Seller's payroll system through 31 December 1999 and shall reimburse Seller for the cost of using such payroll system against normal conditions.

     7.4  Use of name.  Seller will allow Purchaser to use the Stork TPS name
          ------------
for a period of 90 days following the Execution Date as necessary to accomplish the transition of the business to ALPNET. Ninety days following the Execution Date, Purchaser and TPS shall refrain from any use of the name "Stork".

     7.5  Tax on Lease.  Seller will opt for taxation with VAT on the lease of
          ------------
the TPS current facility with Purchaser. Seller will charge TPS for the VAT on the lease rent.

     7.6  Articles of Association of TPS.  KMS is in the process of  having the
          ------------------------------
Articles of Association of TPS amended, which amendment contains the addition of a purpose clause of TPS. This is being done in order to facilitate the transfer of TPS from "Bedrijfsvereniging 25" to "Bedrijfsvereniging 10".

     7.7  "2:403-verklaring".  STORK shall withdraw the "art. 2:403 BW-
          ------------------
verklaring" as soon as possible after the Execution Date. Purchaser shall indemnify and hold STORK harmless against any claim arising from the aforementioned "verklaring."

     7.8  Current Account with KMS.  Purchaser represents and warrants that the
          -------------------------
current account of TPS owed to KMS, being NLG 1,220,000 at 30 June 1999 (the "Current Account"), shall be paid back in full to KMS. STORK shall set off the Current Account amount against the amount of the loan being made contemporaneously by STORK to ALPNET pursuant to Section 7.2 above. The parties shall settle the final payments to be made with respect to the actual amount of the Current Account as of the Execution Date within one month after the Execution Date.

     7.9  Insurance.  With respect to the insurance policies of TPS covered
          ---------
through STORK (master policies), which should be terminated after the Execution Date and for which Purchaser should obtain coverage individually, the parties agree that a transfer of those insurance's will be arranged within 2 months after the Execution Date.

SECTION 8. COVENANT NOT TO COMPETE
----------------------------------

     The parties recognize and agree that ALPNET has agreed to pay to Seller a substantial consideration for TPS and its business, including without limitation, the business conducted by Stork TPS and its customers, customer relations and goodwill, and that it is the intent of Seller to sell and to transfer to ALPNET all such rights, interests and benefits therein by means of this transaction, and to discontinue its activities as the same compete with the business of TPS.

     In consideration of the ALPNET Shares to be paid by ALPNET to Seller and the promises and covenants herein contained, Seller and its parent company Stork hereby agree as follows:

     8.1  Non-Competition.  Not to be engaged or compete either directly or
          ---------------
indirectly, through any affiliate or otherwise, in the same business as TPS at any time after the Execution Date for a period of three (3) years, not including activities already carried out by any of the Stork companies at the Execution Date.

     8.2  Employees.  Not to solicit or take away, or attempt to solicit, take
          ---------
away, or employ any employee(s) of TPS, either for Seller's own benefit or for the benefit of any other person or entity without the express, written consent of ALPNET for a period of three (3) years after the Execution Date.

SECTION 9. TRANSACTIONS FOLLOWING EXECUTION
-------------------------------------------

     9.1  Post-Execution Financial Statements.  Within 30 calendar days after
          -----------------------------------
the Execution Date, TPS shall deliver to Purchaser the profit and loss account and the balance sheet of TPS as of the Execution Date, certified to be accurate by Seller (the "Post-Execution Financial Statements"). The Post-Execution Financial Statements will have been prepared in all material respects in accordance with Dutch generally accepted accounting principles applied on a consistent basis throughout the period involved, and will fairly present the financial condition and the results of operation of TPS as of the dates thereof. The Post-Execution Financial Statements shall fairly present the financial condition of TPS and results of operations of TPS for the periods reflected therein, and will be consistent with the books and records of TPS, subject to adjustments consisting of normal recurring accruals which are customarily recorded by TPS. All accounts receivable of TPS that are reflected on the balance sheet included in the

Post-Execution Financial Statements will represent, and the accounts receivable to be reflected on the post-Execution balance sheet shall represent, valid obligations arising from sales actually made or services actually performed in the ordinary course of business.

     9.2  SEC Filings.  Within fifteen (15) days of the Execution Date, ALPNET
          -----------
must file with the U.S. Securities and Exchange Commission a Form 8-K disclosing the consummation of the transaction contemplated by this Agreement. Within sixty (60) days of the Execution Date, ALPNET must file with the U.S. Securities and Exchange Commission an amended Form 8-K which must include the audited financial statements of TPS. Stork and Seller agree that they will each cooperate with ALPNET in every way necessary in order to allow ALPNET to meet these filing deadlines.

     9.3  Nomination to Board of Directors.  As soon after Execution as is
          --------------------------------
reasonably possible, Purchaser agrees to nominate and recommend that a nominee designated by Seller serve as a director on the Board of Directors of ALPNET, to represent the interest of STORK and participate in the strategic planning and direction of ALPNET. The Stork nominee designated by Seller and elected to the ALPNET Board of Directors shall be nominated and have to stand for re-election at ALPNET's first annual shareholders' meeting scheduled after the Execution.

SECTION 10.  MISCELLANEOUS PROVISIONS
-------------------------------------

     10.1 Rescission.  The parties expressly renounce their right to rescind
          ----------
(ontbinden) this Agreement.

     10.2 Binding Agreement.  This Agreement shall be binding upon and shall
          -----------------
inure to the benefit of the successors and assigns of the respective parties hereto.

     10.3 Survival of Representations and Warranties.  The respective
          ------------------------------------------
obligations of Purchaser and Seller hereunder and all representations and warranties made in this Agreement, all exhibits hereto, and all certificates and documents delivered pursuant hereto, shall survive the Execution.

     10.4 Captions.  The headings used in this Agreement are inserted for
          --------
reference purposes only and shall not be deemed to define, limit, extend, describe, or affect in any way the meaning, scope or interpretation of any of the terms or provisions of this Agreement or the intent hereof.

     10.5 Counterparts.  This Agreement may be signed in any number of
          ------------
counterparts with the same effect as if the signatures upon any counterpart were upon the same instrument. All signed counterparts shall be deemed to be one original.

     10.6 Severability.  The provisions of this Agreement are severable, and
          ------------
should any provision hereof be void, voidable, unenforceable or invalid, such void, voidable, unenforceable or invalid provision shall not affect the other provisions of this Agreement.

     10.7 Waiver of Breach.  Any waiver by any party of any breach of any kind
          ----------------
or character whatsoever by the other, whether such be direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of this Agreement.

     10.8 Cumulative Remedies.  The rights and remedies of the parties hereto
          -------------------
shall be construed cumulatively, and none of such rights and remedies shall be exclusive of, or in lieu or limitation of, any other right, remedy or priority allowed by law, unless otherwise stated in this Agreement.

     10.9  Governing Version of Agreement.  If requested by Seller, ALPNET shall
           ------------------------------
provide TPS and Seller with a Dutch version of this Agreement. However, the English version of this Agreement shall be the version of the agreement binding upon the parties hereto.

     10.10 Amendment.  This Agreement may not be modified except by an
           ---------
instrument in writing signed by the parties hereto.

     10.11 Interpretation.  This Agreement shall be interpreted, construed and
           --------------
enforced according to the substantive laws of The Netherlands, in force at Execution. Any controversy or claim arising between the parties including any controversy or claim arising out of or relating to this Agreement shall be determined by the competent court in Amsterdam, the Netherlands. The language to be used in the proceedings shall be Dutch.

     10.12 Notice.  All notices, requests, demands and other communications
           ------
hereunder shall be deemed to have been duly given when such notice shall have been either (i) duly mailed by registered or certified, first-class mail, return receipt requested, postage prepaid, or (ii) transmitted by hand-delivery, telegram, telex, telecopier or facsimile transmission, to the party entitled to receive the same at the address indicated below, or at such other address as such party shall have specified by written notice to the other party hereto given in accordance herewith:

                                 ALPNET, Inc.
                           4460 South Highland Drive
                                  Suite #100
                      Salt Lake City, UT 84124-3543, USA

                                  STORK N.V.
                            Amersfoortestraatweg 7
                                1412 KA Naarden
                                The Netherlands

                     Koninklijke Machinefabriek Stork B.V.
                               Industrieplein 3
                                 7553 Hengelo
                                The Netherlands

     10.13 Brokers.  Seller represents and warrants to Purchaser that no broker
           -------
or finder acted for it or is entitled to any fee or commission in respect of the transactions contemplated hereby. Seller shall indemnify and hold Purchaser harmless in respect of any breach of the foregoing representation and warranty. Purchaser represents and warrants to Seller that no broker or finder acted for Purchaser or is entitled to any fee or commission in respect of the transactions contemplated hereby. Purchaser shall indemnify and hold Seller harmless in respect of any breach of the foregoing representation and warranty.

     10.14 Assignment.  Purchaser, in its absolute discretion, may freely
           ----------
assign its rights, and delegate its duties, under this Agreement to any existing or future affiliate of ALPNET, including, without limitation, any partnership, corporation or other entity owned or substantially controlled by Purchaser, provided that no such assignment shall relieve Purchaser of any performance of its obligations hereunder.

     10.15 Voting Rights.  It is understood and agreed that until the Execution
           -------------
Date, all voting rights applicable to the TPS Shares shall belong to Seller.

     10.16 Orderly Transition.  Seller shall before and after the Execution
           ------------------
Date (a) cooperate fully with Purchaser to provide a smooth and orderly transition in the ownership and business operations of TPS, including but not limited to providing accounting and administrative support for 90 days after Execution, and (b) cooperate fully and furnish information requested by Purchaser in connection with any dispute, claim or litigation involving events occurring prior to the Execution.

     10.17 Announcements.  A party will not without the written consent of the
           -------------
other parties, make any announcements about the contents of the negotiations or the contents of this Agreement with Exhibits and Schedules, save to the extent to which they may be required to do so by law.

     10.18 Costs.  Seller and Purchaser will bear their own costs and expenses
           -----
in relation to the contemplated transactions.

     10.19 Attorneys' Fees.  In the event any action or proceeding is brought
           ---------------
by [any/either] party to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees, whether such sums are expended with or without suit, at trial or on appeal.

     DATED effective the day, month and year first above written.

PURCHASER:                            SELLER:

ALPNET NEDERLAND B.V.                 Koninklijke Machinefabriek Stork B.V.


________________________              ____________________________________
By:_____________________              By:_________________________________
Its:____________________              Its:________________________________


ALPNET, Inc., a Utah corporation      STORK N.V.


__________________________            ____________________________________
By:_______________________            By:_________________________________
Its:______________________            Its:________________________________


                                      TPS B.V.


                                      ____________________________________
                                      By: ________________________________
                                      Its: _______________________________

                        INDEX TO SCHEDULES AND EXHIBITS

                          to Stock Purchase Agreement

                             (Dated 30 July 1999)

SCHEDULES
---------

Schedule 5.1.5    Disclosed Liabilities
Schedule 5.1.7    Intellectual Property
Schedule 5.1.12   Litigation
Schedule 5.1.13   Taxes and Governmental Compliance
Schedule 5.1.14   Employment- and Labor-related Obligations and Liabilities
Schedule 7.1      Books and Records


EXHIBITS
--------
Exhibit 3.3       Transfer/Purchase Agreement between KMS and TPS
Exhibit 5.1.4     Financial Statements
Exhibit 5.1.9(A)  Facilities Lease between Seller and Purchaser
Exhibit 5.1.9(B)  Boxmeer Facilities Lease
Exhibit 5.1.11    PIUS-O use
Exhibit 5.1.14(A) List of Employees and Benefits: Employees Transferred from
                  KMS BV to TPS BV
Exhibit 5.1.14(B) List of Employees and Benefits: Existing Employees of TPS BV
Exhibit 5.1.14(C) List of Temporary Employees Currently Working for TPS
Exhibit 5.1.17    Current Y2K Status Report
Exhibit 7.2       Loan Agreement


The Schedules and Exhibits are not being filed pursuant to Item 601(b)(2) of Reg. S-K. The Company agrees to furnish a copy of any omitted Schedule or Exhibit to the Commission upon request.